UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12
Verastem, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2019 Annual Meeting of Stockholders of Verastem, Inc. (the Company or Verastem) will be held on May 14, 2019, at 9:00 a.m. local time, at the Company’s offices, 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494 for the following purposes:

1.	To elect Michael Kauffman and Eric Rowinsky as Class I directors, each for a three-year term;
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019;
3.	To conduct an advisory vote on the compensation of our named executive officers; and
4.	To consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of the Company’s common stock (Nasdaq: VSTM) entitles the holder of record at the close of business on March 21, 2019, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN THESE MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

All stockholders are extended a cordial invitation to attend the annual meeting.

By Order of the Board of Directors

Robert Forrester

President and Chief Executive Officer

April 8, 2019

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, May 14, 2019 at 9:00 am Eastern Time

GENERAL INFORMATION

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

This proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, are scheduled to be sent to stockholders beginning on April 8, 2019.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote for the 2019 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on March 21, 2019 (the “Record Date”).

How many votes can be cast by all stockholders?

A total of 73,876,939 shares of common stock of the Company were outstanding on March 21, 2019 and are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. Access the website at www.proxyvote.com and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your internet vote cannot be completed and you will receive an error message.

•

By Telephone. Call 1‑800‑690‑6903 toll-free and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your telephone vote cannot be completed.

•

By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the election as directors of the nominees named herein to the Company’s Board of Directors, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, FOR approval of the advisory vote on the compensation of our named executive officers, and will be voted according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the Annual Meeting and at all adjournments and postponements thereof.

•

In Person at the Annual Meeting. If you attend the Annual Meeting, be sure to bring a form of personal photo identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.
•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•

In Person at the Annual Meeting. If you attend the Annual Meeting, in addition to photo identification, you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the Record Date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal No. 1: FOR election of each of the two Class I directors

Proposal No. 2: FOR ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019

Proposal No. 3: FOR approval of the advisory vote on the compensation of our named executive officers

Who pays the cost for soliciting proxies?

Verastem will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Verastem may solicit proxies by mail, personal interview, telephone, or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for their services.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary of the Company in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the Annual Meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What vote is required to approve each item?

Proposal No. 1 — Election of Directors: Directors are elected by a plurality of votes cast. Because there is no minimum vote required, abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

Proposal No. 2 — Ratification of Ernst & Young LLP: A majority of votes cast is necessary for ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Abstentions will have no direct effect on the outcome of this proposal.

Proposal No. 3 — Advisory Vote on the Compensation of our Named Executive Officers: Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this annual advisory vote, and the Compensation Committee of our Board of Directors, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?

Verastem does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Sean Flynn, Secretary of the Company, at (781) 292‑4200. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation and bylaws, the Board of Directors (the Board) is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Michael Kauffman and Eric Rowinsky are the Class I directors whose terms expire at the Annual Meeting. Each of Messrs. Kauffman and Rowinsky has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class I director of the Company until the 2022 annual meeting of stockholders and until his successor is duly elected.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the two nominees listed above as director nominees. Verastem has no reason to believe that any nominee will be unable to serve. In the event that one or more nominees is unexpectedly not available to serve, subject to compliance with applicable state and federal laws, including the filing of an amended proxy statement and proxy card, as applicable, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of Verastem, principal occupation and other biographical material is shown below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR EACH

OF THE NOMINEES FOR CLASS I DIRECTOR

(PROPOSAL NO. 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following information regarding our directors is as of March 21, 2019. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS I DIRECTOR NOMINEES

Michael Kauffman M.D., age 55, is a Class I director who has served as a member of our Board of Directors since November 2012. Dr. Kauffman has been the President and Chief Executive Officer of Karyopharm Therapeutics Inc., a publicly traded biotechnology company, since January 2011 and was a Science Advisor to Bessemer Venture Partners from 2008 to 2011. Dr. Kauffman was the Chief Medical Officer of Onyx Pharmaceuticals, Inc., a publicly traded biotechnology company, from November 2009 until December 2010. Dr. Kauffman was the Chief Medical Officer of Proteolix, Inc., a privately held pharmaceutical company, from April 2009 until November 2009, when it was acquired by Onyx Pharmaceuticals, Inc. From September 2002 until July 2008, Dr. Kauffman was the President and Chief Executive Officer of EPIX Pharmaceuticals, Inc., a publicly traded biotechnology company that underwent liquidation proceedings in 2009. Dr. Kauffman joined Predix Pharmaceuticals, Inc., the predecessor to EPIX, in September 2002, as President and Chief Executive Officer. From 1997 to 2002, he held a number of senior medical and program leadership positions at Millennium Pharmaceuticals, Inc., then a publicly traded biotechnology company, including Vice President, Medicine and VELCADE Program Leader as well as co-founder and Vice President of Medicine at Millennium Predictive Medicine, a wholly-owned subsidiary of Millennium. Dr. Kauffman also served as Medical Director at Biogen Corporation (now Biogen, Inc., a publicly traded biotechnology company). Dr. Kauffman has served on the board of directors of Karyopharm Therapeutics, Inc. since January 2011.  He also currently serves on the boards of directors of Infinity Pharmaceuticals and Kezar Biosciences.  He previously served on the board of directors of Zalicus, Inc. Dr. Kauffman received an M.D. and Ph.D. in molecular biology and biochemistry from Johns Hopkins University and holds a B.A. in biochemistry from Amherst College. Dr. Kauffman trained in Internal Medicine at Beth Israel Deaconess and Massachusetts General Hospitals, and is board certified in internal medicine. The Board of Directors believes that Dr. Kauffman’s qualifications to sit on the Board include the combination of his significant business, clinical development and leadership experience at public life sciences companies and his medical and scientific background.

Eric Rowinsky M.D.,  age 62, is a Class I director who has served as a member of our Board of Directors since May 2017. Dr. Rowinsky has been the Executive Director and President of RGenix, Inc. since June 2016. He also has served as the Chief Scientific Officer of Clearpath Development Co. since June 2016. Prior to this, Dr. Rowinsky served as the Head of Research and Development, Chief Medical Officer and Executive Vice President of Stemline Therapeutics, Inc. from February 2011 to January 2016. In 2010, Dr. Rowinsky co-founded Primrose Therapeutics and became its Chief Executive Officer, until it was acquired in 2011. From 2005 to 2010, he served as the Chief Medical Officer and Executive Vice President of Clinical Development and Regulatory Affairs of ImClone Systems Incorporated, a life sciences company focused on monoclonal antibodies, which was acquired by Eli Lilly and Company. Previous to that, Dr. Rowinsky held several positions at the Cancer Therapy and Research Center’s Institute of Drug Development, including Director of the Institute and SBC Endowed Chair for Early Drug Development. Prior to that, he served as Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio and as Associate Professor of Oncology at the Johns Hopkins University School of Medicine. Since 2011, Dr. Rowinsky has served on the boards of directors of Biogen Idec, Inc.,  Navidea biopharmaceuticals, Inc., and Fortress Biosciences, Inc., and formerly served on the board of directors of BIND Therapeutics, prior to its acquisition by Pfizer. Dr. Rowinsky received a B.A. degree in Liberal Arts from New York University and earned his M.D. from Vanderbilt University. The Board of Directors believes that Dr. Rowinsky’s qualifications to sit on the Board include his extensive research and drug development experience, oncology expertise, corporate strategy experience, and broad scientific and medical knowledge.

DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING

Gina Consylman,  age 47, is a Class III director who has served as a member of our Board of Directors since October 2018. Ms. Consylman has been the Senior Vice President, Chief Financial Officer of Ironwood Pharmaceuticals, Inc. (Ironwood) since November 2017. Previously, she served as interim Chief Financial Officer from September 2017 to November 2017, and as Vice President of Finance and Chief Accounting Officer from August 2015 to November 2017. Ms. Consylman also served as Ironwood’s Vice President, Corporate Controller and Chief Accounting Officer from June 2014 to July 2015.  She has more than 25 years of experience in corporate finance, accounting and tax. Prior to joining Ironwood, Ms. Consylman was Vice President, Corporate Controller and Principal Accounting Officer at Analogic Corporation (acquired by funds affiliated with Altaris Capital Partners, LLC) from February 2012 to June 2014, then a publicly-held healthcare and security technology solutions company, where she oversaw the company’s global accounting and treasury teams. Prior to her work at Analogic, Ms. Consylman served as Senior Director, Corporate Accounting at Biogen, Inc. from November 2009 to February 2012, where she led the accounting teams for the corporate and U.S. commercial business units, and various other finance and accounting roles, including Corporate Controller at Varian Semiconductor Equipment Associates, Inc. (acquired by Applied Materials, Inc.). Ms. Consylman, a Certified Public Accountant, began her career in public accounting at Ernst & Young LLP. She holds a B.S. in accounting from Johnson & Wales University and a M.S. in taxation from Bentley University. The Board of Directors believes that Ms. Consylman’s qualifications to sit on the Board include her significant financial, accounting and management expertise, as well as her experience within the pharmaceutical and biotechnology industries.

Robert Forrester, age 55, is a Class III director who has served as a member of our Board of Directors since July 2013. Mr. Forrester has served as our Chief Executive Officer since July 2013, as our President since January 2013, and previously served as our Chief Operating Officer from March 2011 until July 2013. Mr. Forrester has previously held executive level positions at both private and public life sciences companies. Prior to joining us, Mr. Forrester served as Chief Operating Officer of Forma Therapeutics, Inc. from 2010 until 2011. Previously, he served as Interim President and Chief Executive Officer of CombinatoRx, Inc. from 2009 until 2010 and as its Executive Vice President and Chief Financial Officer from 2004 to 2009. Mr. Forrester served as Senior Vice President, Finance and Corporate Development at Coley Pharmaceuticals Group, Inc. from 2000 to 2003. Prior to his operating roles, Mr. Forrester was a managing director of the Proprietary Investment Group at MeesPierson, part of the Fortis Group, investing in life science companies. Prior to MeesPierson,  Mr. Forrester worked for the investment banks, BZW (now Barclays Capital) and UBS, in the corporate finance groups undertaking mergers and acquisitions and public and private financing transactions. Mr. Forrester started his career as a lawyer with Clifford Chance in London and Singapore. He earned his LL.B. from Bristol University in England. The Board of Directors believes that Mr. Forrester’s qualifications to sit on the Board include his previous experience serving in leadership positions within the biopharmaceutical industry and his position as our President and Chief Executive Officer.

Bruce Wendel, age 65, is a Class III director who has served as a member of our Board of Directors since June 2016. Mr. Wendel has been Chief Strategic Officer of Hepalink USA, the U.S. subsidiary of Shenzhen Hepalink Pharmaceutical Company, since June 2012. Prior to this, Mr. Wendel served as Vice Chairman and Chief Executive Officer of Abraxis BioScience, LLC, from January 2010 to December 2010, where he oversaw the development and commercialization of Abraxane®. He also led the negotiations that culminated in the acquisition of Abraxis by Celgene in a deal valued at over $2.9 billion. Prior to Abraxis,  Mr. Wendel served in business and corporate development roles of increasing responsibility at American Pharmaceutical Partners, IVAX Corporation and Bristol-Myers Squibb. Mr. Wendel currently serves on the board of directors of ProMetic Life Sciences, Inc., a publicly traded biopharmaceutical company. Mr. Wendel earned a juris doctorate degree from Georgetown University Law School, and a B.S. from Cornell University. The Board of Directors believes that Mr. Wendel’s qualifications to sit on the Board include his experience building companies and bringing oncology drugs to the market, his oversight of the development and commercialization of Abraxane®, and his life sciences industry experience and knowledge.

Timothy Barberich, age 71, is a Class II director who has served as a member of our Board of Directors since March 2014. Mr. Barberich is founder and former Chairman and Chief Executive Officer of Sepracor Inc., a publicly traded, research-based, pharmaceutical company based in Marlborough, Massachusetts, which was acquired by Dainippon Sumitomo Pharma Co., Ltd. in 2009. He founded Sepracor in 1984 and served as Chief Executive Officer from 1984 to May 2007 and as Chairman of the Board from 1990 to 2009. Mr. Barberich has been Chairman of BioNevia Pharmaceuticals since June 2008 and Chief Executive Officer since 2014. He currently serves on the boards of directors of publicly traded GI Dynamics, the privately held company, Frequency Therapeutics, Inc., and the privately held company, TScan Biotechnology Inc. He also previously served on the boards of directors of Neurovance Inc. until it was acquired by Otsuka Pharmaceutical Co., Ltd. in 2017, Inotek Pharmaceuticals, Inc.,  HeartWare, International, Inc., Tokai Pharmaceuticals, BioSphere Medical, Inc. and GeminX Pharmaceuticals. Mr. Barberich has also served on the board of trustees of Boston Medical Center and the board of the Pharmaceutical Research and Manufacturers’ Association (PhRMA). Prior to founding Sepracor,  Mr. Barberich spent 10 years as a senior executive at Bedford, Massachusetts-based Millipore Corporation. Mr. Barberich is a graduate of Kings College and holds a Bachelor’s of Science degree in Chemistry. The Board of Directors believes that Mr. Barberich’s qualifications to sit on the Board include his significant experience in the development and commercialization of pharmaceutical products, his leadership experience at other pharmaceutical companies and his service on other boards of directors.

Alison Lawton, age 57, is a Class II director who has served as a member of our Board of Directors since November 2012. Ms. Lawton has been the Chief Executive Officer, President and Director of Kaledio Biosciences, Inc. since 2018. She previously served as President and Chief Operating Officer of Kaleido, beginning in December 2017. Ms. Lawton was Chief Operating Officer at Aura Biosciences, Inc. from 2015 to 2017. Ms. Lawton also served as Chief Operating Officer at OvaScience Inc., a life sciences company, from January 2013 to January 2014. In addition, from 2014 to 2017, Ms. Lawton served as a biotech consultant for various companies, including as Chief Operating Officer consultant at X4 Pharmaceuticals. Ms. Lawton worked at various positions of increasing responsibility at Genzyme Corporation (Genzyme) and subsequently at Sanofi-Aventis, following its 2011 acquisition of Genzyme, each a global biopharmaceutical company. Ms. Lawton served as head of Genzyme Biosurgery, where she was responsible for Genzyme’s global orthopedics, surgical and cell therapy and regenerative medicine businesses. Prior to that, Ms. Lawton oversaw Global Market Access at Genzyme, which included Regulatory Affairs, Global Health Outcomes and Strategic Pricing, Global Public Policy and Global Product Safety & Risk Management. Before joining Genzyme, Ms. Lawton worked for seven years in the United Kingdom at Parke-Davis, a pharmaceutical company. Ms. Lawton serves on the board of directors of ProQR Therapeutics, a public biopharmaceutical company. She also has served on the boards of directors of CoLucid Pharmaceuticals, Inc. until its acquisition by Eli Lilly & Co. and of Cubist Pharmaceuticals until its acquisition by Merck & Co., Inc. She is past President and Chair of the Board of Regulatory Affairs Professional Society and past FDA Advisory Committee member for the Cell and Gene Therapy Committee. She earned her B.Sc. in Pharmacology, with honors, from King’s College London. The Board of Directors believes that Ms. Lawton’s qualifications to sit on the Board include significant operational, international, regulatory and senior management experience within the pharmaceutical and biotechnology industries and her experience serving on boards of directors within the industry.

Brian Stuglik R.Ph.,  age 59, is a Class II director who has served as a member of our Board of Directors since September 2017. Mr. Stuglik founded Proventus Health Solutions in January 2016 and has over three decades of experience in U.S. and international pharmaceutical development, product strategy, and commercialization. Prior to founding Proventus Health Solutions, Mr. Stuglik served as the Vice President and Chief Marketing Officer for the Oncology division of Eli Lilly and Company, from 2009 to December 2015. Mr. Stuglik received a Bachelor of Science in Pharmacy from Purdue University and holds memberships in the American Society of Clinical Oncology, the American Association of Cancer Research, and the International Association for the Study of Lung Cancer. The Board of Directors believes that Mr. Stuglik’s qualifications to sit on the Board include his extensive experience in pharmaceutical development, product strategy and commercialization.

BOARD OF DIRECTORS AND ITS COMMITTEES

The following table describes which directors serve on each of the committees of the Board of Directors.

Name	Nominating & Corporate Governance Committee	Compensation Committee	Audit Committee
Timothy Barberich	X		X
Gina Consylman			X(1)
Robert Forrester
Michael Kauffman, M.D., Ph.D.		X	X
Alison Lawton		X
Eric Rowinsky	X
Brian Stuglik		X
Bruce Wendel	X

(1)	Our Board of Directors has determined that Gina Consylman is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (SEC) rules.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

As required by the listing standards of The Nasdaq Global Market (Nasdaq), the Board of Directors has affirmatively determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each of our directors and nominees for director other than Robert Forrester, our President and Chief Executive Officer, is independent. To make this determination, our Board of Directors reviews all relevant transactions or relationships between each director and Verastem, its senior management and its independent registered public accounting firm. During this review, the Board considers whether there are any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The Board consults with Verastem’s General Counsel and the Company’s outside corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Board Meetings and Attendance

The Board of Directors held seven meetings during the year ended December 31, 2018. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2018 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). Mr. Forrester attended our 2018 annual meeting of stockholders, as well as our December 18, 2018 special meeting of stockholders, to represent the Board at the meetings.

Board Committees

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees, each of which is comprised solely of independent directors, and is described more fully below. Each committee operates pursuant to a written charter and each committee periodically reviews and assesses the adequacy of its charter. The charters for the Audit, Compensation and Nominating and Corporate Governance Committees are all available on our website (www.verastem.com) under “About Us” at “Corporate Profile & Governance.”

Audit Committee

Ms. Consylman is the chair and Mr. Barberich and Dr. Kauffman are the other members of the Audit Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Audit Committee is “independent” within the meaning of the rules and regulations of Nasdaq and the SEC. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that Ms. Consylman is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The primary responsibilities of the Audit Committee include: (a) appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm, (b) overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, (c) reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, (d) monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics, (e) overseeing our risk assessment and risk management policies, (f) meeting independently with our independent registered public accounting firm and management, (g) reviewing and approving or ratifying any related person transactions, (h) overseeing our compliance program, processing any complaints and assisting in conducting internal and external investigations if necessary, and (i) preparing the audit committee report required by SEC rules. All audit and non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by the Audit Committee.

During the year ended December 31, 2018, the Audit Committee met four times. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Compensation Committee

Mr. Stuglik is the chair and Dr. Kauffman and Ms. Lawton are the other members of the Compensation Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Compensation Committee is “independent” within the meaning of the rules and regulations of Nasdaq. In addition, each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the Code) and is a “non-employee director” within Rule 16b‑3 under the Securities Exchange Act of 1934, as amended (the Exchange Act).

The primary responsibilities of the Compensation Committee include: (a) annually reviewing and approving corporate goals, objectives and recommendations to our Board relevant to the compensation of executive officers, (b) overseeing and administering our cash and equity incentive plans, and (c) reviewing and making recommendations to our Board with respect to director compensation.

The Compensation Committee engaged Pearl Meyers LLP, an independent compensation consultant, to provide comparative data on executive compensation practices in our industry and to advise on our executive compensation program generally. Although the Board of Directors and Compensation Committee consider the advice and recommendation of independent compensation consultants as to our executive compensation program, the Board of Directors and Compensation Committee ultimately make their own decisions about these matters.

During the year ended December 31, 2018, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

Dr. Rowinsky is the chair and Messrs. Barberich and Wendel are the other members of the Nominating and Corporate Governance Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the rules and regulations of Nasdaq.

The primary responsibilities of the Nominating and Corporate Governance Committee include: (a) identifying individuals qualified to become members of our Board, (b) recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees, (c) reviewing and making recommendations to our Board with respect to our Board leadership structure, (d) reviewing and making recommendations to our Board with respect to management succession planning, (e) developing and recommending to our Board corporate governance principles, and (f) overseeing an annual self-evaluation by our Board.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Verastem and the composition of the Board of Directors. Additionally, neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees; however, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

During the year ended December 31, 2018, the Nominating and Corporate Governance Committee met four times.

Board of Directors Leadership Structure

Dr. Kauffman, an independent member of our Board of Directors, has served as the Lead Director of our Board of Directors since June 2016. The independent members of the Board of Directors periodically review the Board’s leadership structure and have determined that Verastem and our stockholders are well served with the current structure.

The Board of Directors provides oversight of our management and affairs. Dr. Kauffman, as the Lead Director, presides over the meetings of the independent directors and also serves as a member of the Compensation and Audit Committees. Dr. Kauffman’s leadership encourages open discussion and deliberation, with a thoughtful evaluation of risk, to support the Board’s decision-making. Dr. Kauffman’s leadership also encourages communication among the directors, and between management and the Board of Directors, to facilitate productive working relationships.

The Board of Director’s Role in Risk Oversight

The Board of Directors plays an important role in risk oversight through direct decision-making authority with respect to significant matters as well as through the oversight of management by the Board of Directors and its committees.

In particular, the Board of Directors administers its risk oversight function through (a) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that we face, (b) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (c) the direct oversight of specific areas of our business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (d) regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting our Company to the attention of the Board of Directors.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and the independent registered public accounting firm, our system of internal controls, our critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses our major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

NON-EMPLOYEE DIRECTOR COMPENSATION

Under our non-employee director compensation policy, each non-employee director receives an annual base retainer of $45,000. In addition, our non-employee directors receive the following cash compensation for Board services, as applicable:

Board and Committee Positions	Fees
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$7,000
Nominating and Corporate Governance Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Member	$5,000

All amounts are paid in quarterly installments.

In addition, our non-employee directors receive stock options as compensation for their service on our Board of Directors. Newly appointed non-employee directors receive a one-time initial award of options to purchase 50,000 shares of our common stock, which vests monthly over a one-year period subject to the director’s continued service on the Board of Directors. Thereafter, each non-employee director who was serving on the Board of Directors as of the prior year’s annual meeting of the Company’s stockholders receives an annual award of options to purchase shares of our common stock, which vests monthly over a one-year period, subject to the director’s continued service on the Board of Directors (the Annual Grant). Additionally, each non-employee director who has served 12 months on the Board of Directors as of the date of the annual meeting of the Company’s stockholders, but has not yet received an Annual Grant, also receives a pro-rated grant (based on the Annual Grant for such year) to reflect the time such director has served on the Board of Directors since the 12‑month anniversary of the commencement of such director’s service; such grant vests monthly over a one-year period, subject to the director’s continued service on the Board of Directors. In 2018, the Annual Grant consisted of options to purchase 25,000 shares of our common stock.

Mr. Forrester, our President and Chief Executive Officer, does not receive compensation for his service as a director. Mr. Forrester’s compensation is described under the heading “Named Executive Officer Compensation” above.

2018 Director Compensation

The following table summarizes the compensation paid to or earned by our directors during the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($) (3)(4)	All Other Compensation ($)	Total ($)
Timothy Barberich	53,000	—	98,826	—	151,826
Gina Consylman	12,391	—	216,551	—	228,942
Michael Kauffman, M.D., Ph.D.	79,000	29,000	98,826	—	206,826
Alison Lawton	47,650	—	98,826	—	146,476
S. Louise Phanstiel(5)	47,609	—	98,826	—	146,435
Eric Rowinsky, M.D.	50,000	—	102,348	—	152,348
Brian Stuglik, R.Ph.	53,350	—	—	—	53,350
Bruce Wendel	45,000	—	98,826	—	143,826

(1)

The amount shown in this column represent the dollar amount of the aggregate grant date fair value of a time-based restricted stock unit award determined in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the value of stock awards, see Note 10 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10‑K for the year ended December 31, 2018.

(2)

Dr. Kauffman received a grant of 4,000 restricted stock units on September 28, 2018. The restricted stock units vest as to 100% of the underlying shares on the first anniversary of the grant date, subject to Dr. Kauffman’s continued service.

(3)

Amounts shown represent the aggregate grant date fair value of stock option awards granted to the director and calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (FASB ASC Topic 718). For information regarding assumptions underlying the value of stock awards, see Note 10 to our financial statements and the discussion under Part II, Item 7  “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10‑K for the year ended December 31, 2018.

(4)

The number of stock options awarded to any non-employee director who received a grant during 2018 was 25,000 options, with the exception of Dr. Rowinsky who received 25,891 stock options to reflect the time he served on the Board of Directors during 2017 and 2018, and Ms. Consylman, who received 50,000 stock options as a result of her new appointment to our Board of Directors.

(5)	Ms. Phanstiel resigned from our Board of Directors effective October 16, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and beneficial owners of more than 10% of our common stock are required under Section 16(a) of the Exchange Act, to file reports of ownership and changes in ownership of our securities with the SEC. We believe that, during the year ended December 31, 2018, our directors, executive officers and beneficial owners of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements, except each of Dr. Kauffman, Ms. Phanstiel,  Mr. Wendel, Ms. Lawton, Mr. Barberich and Mr. Rowinsky had one late Form 4 filing with respect to a grant of stock options by the Company.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the Verastem audited financial statements for the year ended December 31, 2018, and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Verastem management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP all communications required under the standards of the Public Company Accounting Oversight Board (the PCAOB), including the matters required to be discussed by Ernst & Young LLP with the Audit Committee.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required under the PCAOB, which requires that independent registered public accounting firms annually disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young LLP its independence from Verastem.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Verastem Annual Report on Form 10‑K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Respectfully submitted by the

Audit Committee,

Gina Consylman, Chair

Timothy Barberich

Michael Kauffman

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

Ernst & Young LLP has served as our independent registered public accounting firm since 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and they will be available to respond to appropriate questions.

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young LLP, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed and accrued for the fiscal years ended December 31, 2018 and 2017 for each of the following categories of services are as follows:

Fee Category	2018 ($)	2017 ($)
Audit Fees	1,296,806	976,952
Audit-Related Fees	—	—
Tax Fees	101,742	—
All Other Fees	—	—
Total Fees	1,398,548	976,952

Audit Fees. Consist of fees billed and accrued for professional services rendered for the audit of our annual financial statements, the review of interim financial statements and services provided in connection with our registration statements.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consist of fees billed for tax compliance, tax advice and tax planning and includes fees for tax return preparation.

All Other Fees. Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2 ON YOUR PROXY CARD

PROPOSAL NO. 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The compensation-related disclosure elsewhere in this proxy statement describes the structure and amounts of the compensation of our named executive officers for fiscal year 2018. The Compensation Committee and our Board of Directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

As required by Section 14A of the Exchange Act, our Board of Directors is asking our stockholders to cast a non-binding advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

Our Board of Directors is asking that our stockholders support this proposal, commonly referred to as the “say-on-pay” vote. Although this advisory vote is non-binding, we value the views of our stockholders and our Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON YOUR PROXY CARD)

NAMED EXECUTIVE OFFICER COMPENSATION

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer and our next two most highly compensated executive officers in respect of their service to us for our fiscal year ended December 31, 2018. We refer to these individuals as our named executive officers. Our named executive officers are:

•	Robert Forrester, our President and Chief Executive Officer;
•	Robert Gagnon, our Chief Financial Officer; and
•	Joseph Lobacki, our Chief Commercial Officer.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal year indicated by our named executive officers for 2018.

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Forrester	2018	554,231	—		—	498,398	545,000	14,980	1,612,609
Chief Executive Officer	2017	535,000	—		—	294,804	321,000	15,014	1,165,818
Robert Gagnon	2018	115,462	40,000	(5)	471,500	2,346,310	63,330	6,674	3,043,276
Chief Financial Officer
Joseph Lobacki	2018	381,539	60,000	(6)	—	878,074	200,000	12,046	1,531,659
Chief Commercial Officer

(1)

The amount shown in this column represents the dollar amount of the aggregate grant date fair value of a time-based restricted stock unit award determined in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the value of stock awards, see Note 10 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10‑K for the year ended December 31, 2018.

(2)

The amounts reflect the aggregate grant date fair value of option awards granted during the year computed in accordance with the provisions of FASB ASC Topic 718. For information regarding assumptions underlying the value of stock awards, see Note 10 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10‑K for the year ended December 31, 2018.

(3)

The amounts shown for non-equity incentive plan compensation represent amounts earned for the fiscal years ended December 31, 2018 and 2017. Amounts earned for 2018 were paid in 2019, and amounts earned in 2017 were paid in 2018.

(4)

The amounts shown represent the sum of 401(k) contributions, Health Savings Account contributions, and the dollar value of life insurance premiums paid by the Company for the applicable named executive officer.

(5)	This amount reflects a one-time sign-on bonus of $40,000 paid to Mr. Gagnon.
(6)	This amount reflects a one-time sign-on bonus of $60,000 paid to Mr. Lobacki.

2018 Base Salary and Bonus

The employment agreement with each named executive officer, described below, establishes a base salary for such officer, which is subject to discretionary increase. None of our executive officers is entitled to a guaranteed salary increase. Each of our named executive officers is paid a base salary reflecting his skill set, experience, performance, role and responsibilities. Effective January 1, 2018, Mr. Forrester received an increase in his base salary to $555,000.  None of our other named executive officers received in increase in his base salary during 2018.

As described below, each named executive officer has a target annual bonus based on his base salary earned with respect to the applicable year, as set forth in his employment agreement. Each named executive officer’s target annual bonus for 2018, as a percentage of base salary, was: Mr. Forrester, 60%; Mr. Gagnon, 40%; and Mr. Lobacki, 40%. Annual bonuses for 2018 for our named executive officers were also based on the achievement of performance metrics established by our compensation committee.  For 2018, our compensation committee set performance metrics which included: (1) the filing for, and achievement of approval of the Company’s New Drug Application for duvelisib,  (2) the global development of duvelisib through foreign partnerships, (3) corporate readiness to commercially launch duvelisib in the United States and (4) the achievement of corporate sustainability through financing arrangements.  For 2018, each named executive officer received annual bonuses in the following amounts:  Mr. Forrester, $545,000; Mr. Gagnon, $63,330; and Mr. Lobacki, $200,000. Mr. Forrester’s annual bonus included additional amounts in recognition of the successful approval of the New Drug Application for duvelisib as well as overachievement of established corporate goals during 2018.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers. Each of the employment agreements provides that employment will continue for an indefinite period until either the Company or the employee provides written notice of termination in accordance with the terms of the agreement.

Robert Forrester

Pursuant to his amended and restated employment agreement, as of July 1, 2013, Mr. Forrester was entitled to an initial base salary of $490,000, subject to increase from time to time by the Board of Directors. As of January 1, 2019, Mr. Forrester’s annual base salary is $600,000. Pursuant to his employment agreement, Mr. Forrester is eligible to receive a bonus of 60% of his annual base salary. Subject to Mr. Forrester’s execution of an effective release of claims, Mr. Forrester would be entitled to the severance payments described below if we terminate his employment without cause, as defined in his employment agreement, or if Mr. Forrester terminates his employment for good reason, as defined in his employment agreement.

If Mr. Forrester’s employment is terminated by us without cause or by Mr. Forrester for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Forrester his base salary for a period of 12 months following the termination of his employment, (2) to accelerate the vesting of the portion of any stock options, restricted stock, and restricted stock units granted prior to the date of his amended and restated employment agreement that, by their terms, vest only based on the passage of time and that would have vested during the 12‑month period following the termination of his employment, (3) to pay Mr. Forrester any bonus which has been awarded, but not yet paid on the date of termination and (4) if Mr. Forrester exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Forrester a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when Mr. Forrester becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Forrester’s employment is terminated by us without cause or by Mr. Forrester for good reason, in each case within 90 days prior to, or within one year following, a change in control, we would be obligated (1) to pay Mr. Forrester a lump sum amount equal to two times the sum of his then-current annual base salary plus an amount equal to his target bonus, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units that, by their terms, vest only based on the passage of time, (3) to pay Mr. Forrester any bonus which has been awarded, but not yet paid on the date of termination and (4) if Mr. Forrester exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Forrester a monthly cash amount equal to the full premium cost of that participation for 24 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Forrester becomes eligible to enroll in the health or dental plan of a new employer).

To the extent that any severance or compensation payable to Mr. Forrester pursuant to his employment agreement or otherwise in connection with a change in control of the Company would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Forrester would be entitled to an additional cash payment equal to an amount calculated by multiplying the grossed-up amount of such payments (i.e., an amount such that net amount retained by Mr. Forrester after payment of all applicable taxes, interest and penalties thereon is equal to the total payments payable to him) by a fraction, the numerator of which is the portion of such payments related to equity awards granted prior to the execution of his employment agreement and the denominator of which is the portion of such payments related to all equity awards granted to him. However, if it would result in a greater amount payable to Mr. Forrester, Mr. Forrester would instead be entitled to either the full amount of the total payments payable in connection with a change in control or a reduced amount of the total payments payable in connection with a change in control, whichever results in the greater economic benefit for Mr. Forrester.

Robert Gagnon

Pursuant to his employment agreement, Mr. Gagnon was entitled to an initial base salary of $380,000, subject to increase from time to time by the Board of Directors, and a one-time sign on bonus of $40,000 that will be earned on the first anniversary of his hire date, but was paid during 2018. If Mr. Gagnon resigns before the first anniversary of his hire date, he will be obligated to repay the sign on bonus in full. As of January 1, 2019, Mr. Gagnon’s annual base salary is $390,000.  Pursuant to his employment agreement, Mr. Gagnon is eligible to receive a bonus of 40% of his annual base salary.  Subject to Mr. Gagnon’s execution of an effective release of claims, Mr. Gagnon would be entitled to the severance payments described below if we terminate his employment without cause, as defined in his employment agreement, or if Mr. Gagnon terminates his employment for good reason, as defined in his employment agreement.

If Mr. Gagnon’s employment is terminated by us without cause or by Mr. Gagnon for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Gagnon his base salary for a period of nine months following the termination of his employment, (2) to pay Mr. Gagnon any bonus which has been awarded, but not yet paid on the date of termination and (3) if Mr. Gagnon exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Gagnon a monthly cash amount equal to the full premium cost of that participation for nine months following such termination of employment (or, if earlier, until the time when Mr. Gagnon becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Gagnon’s employment is terminated by us without cause or by Mr. Gagnon for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, we would be obligated (1) to pay Mr. Gagnon a lump sum amount equal to 12 months of his then-current annual base salary, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units that, by their terms, vest only based on the passage of time, (3) to pay Mr. Gagnon any bonus which has been awarded, but not yet paid on the date of termination and (4) if Mr. Gagnon exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Gagnon a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Gagnon becomes eligible to enroll in the health or dental plan of a new employer).

Joseph Lobacki

Pursuant to his employment agreement, Mr. Lobacki was entitled to an initial base salary of $400,000, subject to increase from time to time by the Board of Directors, and a one-time sign on bonus of $60,000 that will be earned on the first anniversary of his hire date, but was paid during 2018. If Mr. Lobacki had resigned before the first anniversary of his hire date, he would have been obligated to repay the sign on bonus in full.  As of January 1, 2019, Mr. Lobacki’s annual base salary is $415,000.  Pursuant to his employment agreement, Mr. Lobacki is eligible to receive a bonus of 40% of his annual base salary.  Subject to Mr. Lobacki’s execution of an effective release of claims, Mr. Lobacki would be entitled to the severance payments described below if we terminate his employment without cause, as defined in his employment agreement, or if Mr. Lobacki terminates his employment for good reason, as defined in his employment agreement.

If Mr. Lobacki’s employment is terminated by us without cause or by Mr. Lobacki for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Lobacki his base salary for a period of nine months following the termination of his employment, (2) to pay Mr. Lobacki any bonus which has been awarded, but not yet paid on the date of termination and (3) if Mr. Lobacki exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Lobacki  a monthly cash amount equal to the full premium cost of that participation for nine months following such termination of employment (or, if earlier, until the time when Mr. Lobacki becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Lobacki’s employment is terminated by us without cause or by Mr. Lobacki for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, we would be obligated (1) to pay Mr. Lobacki a lump sum amount equal to 12 months of his then-current annual base salary, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units, (3) to pay Mr. Lobacki any bonus which has been awarded, but not yet paid on the date of termination and (4) if Mr. Lobacki exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Lobacki  a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Lobacki becomes eligible to enroll in the health or dental plan of a new employer).

2018 Equity-Based Compensation

Our use of equity awards is intended to align our named executive officers’ interests with the interests of our stockholders by providing an incentive to increase long-term stockholder value. Furthermore, we believe that in the biopharmaceutical industry, equity awards are a primary motivator to retain executives. We determine the size and frequency of awards based on numerous factors, including the executive’s skills and experience, the executive’s responsibilities, internal equity, and competitive market data.  Additionally, we believe that our use of long-term incentive awards is a key mechanism to reward successful performance by our named executive officers, and such awards consistently are comprised of a combination of time-based and performance driven grants.

On January 5, 2018, Mr. Forrester was granted an option to purchase 300,000 shares of our common stock under our Amended and Restated 2012 Incentive Plan. The option vests with respect to 150,000 shares based on continued employment, with such portion of the option vesting as to 25% of the shares underlying such portion of the option on January 1, 2019 and, thereafter, as to 6.25% of the shares underlying such portion of the option at the end of each successive three-month period after such date until January 1, 2022. The option vests with respect to the remaining 150,000 shares based on the achievement of certain performance milestones by June 30, 2018, by March 31, 2019, and within the first 24 months after the achievement of certain net sales targets. As of December 31, 2018, 60% of the performance-based portion of Mr. Forrester’s option had vested in accordance with its terms.

On August 28, 2018, Mr. Gagnon was granted an option to purchase 450,000 shares of our common stock under our inducement award program.  The option vests with respect to 350,000 shares based on continued employment with such portion of the option vesting as to 25% of the shares underlying such portion of the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying such portion of the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.  The option vests with respect to the remaining 100,000 shares based on the achievement of certain net sales targets within the first 24 months following the first commercial sale of COPIKTRA.  Additionally, on August 28, 2018, Mr. Gagnon was granted a restricted stock unit award which vests as to 100% of the underlying shares on the first anniversary of the grant date, subject to Mr. Gagnon’s continued service.

On January 3, 2018, Mr. Lobacki was granted an option to purchase 600,000 shares of our common stock under our inducement award program.  The option vests with respect to 400,000 shares based on continued employment with such portion of the option vesting as to 25% of the shares underlying such portion of the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying such portion of the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.  The option vests with respect to the remaining 200,000 shares based on the achievement of performance metrics as follows: the option vests as to 50% of the shares underlying such portion of the option upon the achievement of certain net sales targets within 24 months following the first commercial sale of COPIKTRA, and as to 50% of the shares underlying such portion of the option upon the achievement of certain net sales targets by December 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2018.

Option awards							Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($/share)		Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)
Robert Forrester	250,000	—	—	9.85	(1)	1/15/2023	—		—
	50,000	—	—	14.18	(2)	9/17/2023	—		—
	250,000	—	—	13.59	(3)	1/7/2024	—		—
	250,000	—	—	13.59	(4)	1/7/2024	—		—
	253,577	16,905	—	9.19	(5)	1/8/2025	—		—
	268,000	—	—	2.13	(6)	11/8/2025	—		—
	132,000	—	—	1.86	(7)	1/1/2026	—		—
	100,000	—	—	1.37	(8)	6/14/2026	—		—
	157,000	202,500	—	1.20	(9)	1/9/2027	—		—
	—	150,000	—	2.97	(10)	1/5/2028	—		—
	90,000	—	60,000	2.97	(11)	1/5/2028	—		—
Robert Gagnon	—	350,000	100,000	9.43	(12)	8/28/2028	—		—
	—	—	—	—		—	50,000	(13)	168,000	(14)
Joseph Lobacki	—	400,000	200,000	3.14	(15)	1/3/2028	—		—

(1)

This option was granted on January 15, 2013. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(2)

This option was granted on September 17, 2013. The option vested as to 6.25% of the shares underlying the option on October 1, 2013 and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period until July 1, 2017.

(3)

This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on July 1, 2014 and, thereafter, as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through June 30, 2017.

(4)

This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through December 31, 2017.

(5)

This option was granted on January 8, 2015. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(6)

This option was granted on November 9, 2015. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and as to the remaining 50% of the shares underlying the option on the second anniversary of the grant date.

(7)

This option was granted on January 1, 2016. The option vested as to 50% of the shares underlying the option on November 9, 2016 and as to the remaining 50% of the shares underlying the option on November 9, 2017.

(8)

This option was granted on June 14, 2016. The option vested as to 50% of the shares underlying the option upon satisfaction of a certain performance milestone by June 2017, and as to the remaining 50% of the shares underlying the option upon satisfaction of a certain performance milestone in September 2017.

(9)

This option was granted on January 9, 2017. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(10)

This option was granted on January 5, 2018. The option vests as to 25% of the shares underlying the option on January 1, 2019 and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until January 1, 2022.

(11)

This option was granted on January 5, 2018. The option vests based on the achievement of certain performance milestones by June 30, 2018, by March 31, 2019, and within the first 24 months after the achievement of certain net sales targets.

(12)

This option was granted on August 28, 2018. The option vests with respect to 350,000 shares as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date. The option vests with respect to the remaining 100,000 shares as to 100% of the shares underlying the option upon achievement of certain net sales targets within the first 24 months following the first commercial sale of COPIKTRA.

(13)	This restricted stock unit award was granted on August 28, 2018. The restricted stock units vest as to 100% of the underlying shares on the first anniversary of the grant date.
(14)	This amount was calculated by multiplying the number of restricted stock units subject to the award by the closing price of our common stock on December 31, 2018 ($3.36).
(15)

This option was granted on January 3, 2018. The option vests with respect to 400,000 shares as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date. The option vests with respect to the remaining 200,000 shares as to 50% of the shares underlying the option upon the achievement of certain net sales targets within 24 months following the first commercial sale of COPIKTRA, and as to 50% of the shares underlying the option upon the achievement of certain net sales targets by December 2020.

Employee Benefit Plans

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, vision, life and disability insurance. We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. Employee contributions may be made on a pre-tax basis or after-tax (Roth) basis. The 401(k) plan provides for employer matching contributions equal to (1) 100% of employee deferral contributions up to a deferral rate of 3% of eligible compensation plus (2) 50% of employee deferral contributions up to a deferral rate of an additional 2% of eligible compensation. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Payments on Termination of Employment or Change in Control

Each of our named executive officers is a party to an employment agreement with us that provides for certain payments and benefits in connection with a qualifying termination of his employment, including in the context of a change in control, as described in “Employment Agreements” above.

Competitive Market Data

Market practices are one of the considerations taken into account when determining the compensation of our executive officers. Our Compensation Committee used peer group compensation data as a reference point in setting pay levels for executives for fiscal 2018. These peers were chosen primarily based on selection criteria, as defined by our compensation committee.  That criteria included companies (1) in the biopharmaceutical space, (2) that are either commercializing products or are in a late-stage clinical status, (3) which have achieved a market capitalization between approximately $200,000,000 and $2,000,000,000, and (4) which maintain an employee workforce between approximately 50 and 200 employees as of the last fiscal year end.  During the peer selection process, preference was given to Massachusetts-based companies and to companies pursuing oncology indications.

The approved peer group consists of the publicly-traded companies listed below:

Acceleron Pharmaceuticals, Inc.	Eagle Pharmaceuticals, Inc.	Progenics Pharmaceuticals, Inc.
Adamas Pharmaceuticals, Inc.	ImmunoGen, Inc.	Puma Biotechnology, Inc.
Athenex, Inc.	INSYS Therapeutics, Inc.	Radius Health, Inc.
AVEO Pharmaceuticals, Inc.	Karyopharm Therapeutics, Inc.	Spectrum Pharmaceuticals, Inc.
BioCryst Pharmaceuticals, Inc.	MacroGenics, Inc.	Tesaro, Inc.
Clovis Oncology, Inc.	Momenta Pharmaceuticals, Inc.	TG Therapeutics, Inc.
Collegium Pharmaceutical, Inc.	Paratek Pharmaceuticals, Inc.	ZIOPHARM Oncology, Inc.
Deciphera Pharmaceuticals, Inc.

No “Gross-Ups”

We do not now, and expect not to in the future, provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers, other than in the case of certain payments made to Mr. Forrester in connection with a change in control of the Company, as described in “Employment Agreements” above which are intended to be limited to equity awards granted prior to the execution of Mr. Forrester’s 2013 amended and restated employment agreement.

Prohibition on Hedging and/or Pledging our Common Stock

We prohibit our executives and directors from engaging in short sales of Company securities; purchasing or selling puts, calls or other derivative securities based on our securities; and entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of February 28, 2019 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group.

Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after February 28, 2019 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of February 28, 2019, there were 73,865,036 shares of common stock outstanding.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% stockholders:
State Street Corporation (1)	8,506,054	11.5%
One Lincoln Street
Boston, MA 02111
Blackrock, Inc. (2)	5,621,011	7.6%
55 East 52nd Street
New York, NY 10055
1Globe Capital LLC (3)	4,203,044	5.7%
One International Place
Boston, MA 02110
D.E. Shaw & Co., L.L.C. (4)	4,038,937	5.5%
1166 Avenue of the Americas, 9th Floor
New York, NY 10036
BVF, Inc. (5)	3,513,994	4.8%
1 Sansome Street, 30th Floor
San Francisco, CA 94104
Directors and Executive Officers
Robert Forrester (6)	2,141,097	2.9%
Robert Gagnon (7)	1,000	*
Joseph Lobacki (8)	135,700	*
Timothy Barberich (9)	278,431	*
Michael Kauffman, M.D., Ph.D. (10)	161,810	*
Alison Lawton (11)	160,310	*
Eric Rowinsky, M.D. (12)	71,577	*
Brian Stuglik, R. Ph.D (13)	51,000	*
Bruce Wendel (14)	95,834	*
Gina Consylman (15)	25,002	*
All executive officers and directors as a group (12 persons) (16)		6.1%

*Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

Information is based on a Schedule 13G filed with the SEC on February 13, 2019. State Street Corporation has shared voting power with respect to 8,314,674 shares of common stock and shared dispositive power with respect to 8,506,054 shares of common stock.

(2)

Information is based on a Schedule 13G filed with the SEC on February 8, 2019. Blackrock, Inc. has sole voting power with respect to 5,524,010 shares of common stock and sole dispositive power with respect to 5,621,011 shares of common stock. Blackrock, Inc. also reported that it was filing as the parent holding company or control person of certain subsidiaries listed in an Exhibit to the 13G.
(3)	Information is based on a Schedule 13G/A filed with the SEC on March 18, 2019. 1Global Capital LLC has sole voting and sole dispositive power with respect to 4,203,044 shares of common stock.
(4)

Information is based on a Schedule 13G/A filed on February 14, 2019. All 4,029,347 shares are beneficially owned by D.E. Shaw & Co., L.P., D.E. Shaw Valence Portfolios, L.L.C., D.E. Share Oculus Portfolios, L.L.C., D.E. Shaw Asymptote Portfolios, L.L.C., D.E. Shaw Investment Management, L.L.C. and David E. Shaw. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Investment Management, L.L.C. and D. E. Shaw Adviser, L.L.C., which in turn is the investment adviser of D. E. Shaw Asymptote Portfolios, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Manager, L.L.C., which in turn is the manager of D. E. Shaw Asymptote Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 4,038,937 shares of common stock and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 4,038,937 shares.

(5)

Information is based on a Schedule 13G/A filed with the SEC on February 14, 2019 by Biotechnology Value Fund, L.P. (BVF), Biotechnology Fund II, L.P (BNF2), Biotechnology Value Trading Fund OS LP (Trading Fund OS), BVF Partners OS Ltd. (Partners OS), BVF Partners LP (Partners), BVF Inc. and Mark N. Lampert (Mr. Lampert). According to the Schedule 13G/A, (i) BVF beneficially owns 1,723,286 shares of common stock, (ii) BVF2 beneficially owns 1,311,365 shares of common stock, and (iii) Trading Fund OS beneficially owns 261,390 shares of common stock. Partner OS, as general partner of Trading Fund OF, may be deemed to beneficially own the 261,390 shares owned by Trading Fund OS. Partners, as the general partner of BVF, BVF2, the investment manager of Trading Fund OS, and the sole member of Partner OS, may be deemed to beneficially own the 3,513,994 shares of common stock owned in the aggregate by BVF, BVF2, Trading Fund OS, and certain Partners management account, including 217,953 shares of common stock owned. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 3,513,994 shares of common stock owned by Partners.

(6)

Consists of 9,000 shares of common stock held by the Claudia Forrester 2001 Trust, 9,000 shares of common stock held by the Iona Forrester 2001 Trust and 213,234 shares of common stock held by Mr. Forrester and 1,909,863 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.

(7)	Consists of 1,000 shares of common stock held by Mr. Gagnon.
(8)	Consists of 10,700 shares of common stock held by Mr. Lobacki and 125,000 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.
(9)	Consists of 135,000 shares of common stock held by Mr. Barberich and 143,431 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.
(10)	Consists of 4,000 shares of common stock held by Mr. Kauffman and 157,810 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.
(11)	Consists of 2,500 shares of common stock held by Ms. Lawton and 157,810 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.
(12)	Consists of 71,577 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.

(13)	Consists of 1,000 shares of common stock held by Mr. Stuglik and 50,000 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.
(14)	Consists of 95,834 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.
(15)	Consists of 25,002 shares of common stock issuable upon the exercise of stock options within 60 days of February 28, 2019.
(16)	Includes shares of common stock issuable upon exercise of stock options within 60 days of February 28, 2019.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

Transactions with related persons

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

GENERAL MATTERS

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the “About Us—Corporate Profile & Governance” section of our website, which is located at www.verastem.com. In addition, we intend to post on our website all disclosures that are required by law, the rules of the SEC or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at www.verastem.com and going to the “About Us—Corporate Profile & Governance” section or by requesting a copy from Sean Flynn, Secretary of the Company, at our Needham, Massachusetts office.

Availability of Certain Documents

A copy of our 2018 Annual Report on Form 10‑K has been posted on the Internet along with this proxy statement. We will mail without charge, upon written request, a copy of our 2018 Annual Report on Form 10‑K excluding exhibits. Please send a written request to our Corporate Secretary at:

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Attention: Secretary

Only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to our Secretary at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the proxy statement. Multiple stockholders sharing an address who have received one copy of the proxy statement and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 10, 2019.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, MA 02494. To be timely for the 2020 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 20 days before or 60 days after such anniversary date, we must receive the notice not more than 120 days before such meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting and the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Assuming the date of our 2020 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2020 annual meeting must notify us no earlier than January 15, 2020 and no later than February 14, 2020. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2020 annual meeting.

Communications with the Board of Directors

A stockholder may send general communications to our Board, any committee of our Board or any individual director by directing such communication to the Secretary, Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494. All communications will be shared with the Lead Director, who will provide copies or summaries of such communications to the other directors as he considers appropriate.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Robert Forrester

President and Chief Executive Officer

April 8, 2019

VERASTEM, INC. 117 KENDRICK STREET, SUITE 500 NEEDHAM, MA 02494

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE -  1‑800‑690‑6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐

1.	Election of Directors

Nominees:

01	Michael Kauffman	02	Eric Rowinsky

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.							☐	☐	☐

3.	To approve an advisory vote on the compensation of our named executive officers.							☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10‑K, Notice & Proxy Statement is/are available at www.proxyvote.com

VERASTEM, INC. Annual Meeting of Stockholders May 14, 2019 9:00 AM This proxy is solicited by the Board of Directors

Verastem, Inc., 117 Kendrick Street, Suite 500, Needham MA, 02494

Proxy Solicited by Board of Directors for Annual Meeting-Tuesday, May 14, 2019 at 9:00 a.m. Eastern Time

Robert Forrester and Robert Gagnon, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers, which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Verastem, Inc. to be held on Tuesday, May 14, 2019 at 9:00 a.m. Eastern Time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2 “Ratify the Selection of Independent Registered Public Accounting Firm,” and FOR Proposal 3 “Approve an Advisory Vote on the Compensation of our Named Executive Officers”.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side